UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2022

NHMD Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01  Entry into a Material Definitive Agreement

On July 15, 2022, the Company executed an exclusive license with Kenny B, LLC for the product name Sh’Mallow, a non-refrigerated, shelf stable marshmallow product that can also be toasted. Sh’Mallow is available for sale on-line at https://www.sh-mallow.com/shop and is easily shipped.

Under this exclusive license agreement, the Company will pay a royalty of 7.5% on all Net Sales of Sh’Mallow. 12 months after the execution of the agreement a minimum royalty payment of $5,000 a month shall be required to maintain the exclusivity of the license agreement.

Upon the effective date of the license agreement (August 15, 2022), all Sh’Mallow sales will be conducted through Nate’s Food Co. The Company will work to redevelop the product label and branding, as well as increasing the production capacity to meet the expected demand by wholesale membership and retail grocery stores. The Company has already begun assisting on obtaining grocery store placement and has received positive interest from national coffee shops and grocery stores.

Nate’s Food Co. is actively working on increasing production capacity, including the acquisition of additional mixing and filling equipment for Sh’Mallow. The Company has also begun running tests on the necessary equipment for the project. This increase in capacity will allow the Company to meet MOQs and execute on orders from stores that have already expressed interest in the Sh’Mallow product. The company is also working on the marketing plan to promote the product through social media platforms and direct response campaigns with the ultimate goal of brand recognition and increasing online sales.

Nate’s Food Co has been involved with the product development with Kenny B, LLC since 2016 and has been working on Sh’Mallow project since its infancy stage with the goal of growing and adding it to the Company’s product line upon Sh’Mallow became available for sale in 2022.

The Company will also continue to expand its bitcoin mining as a hedge against inflation. We strongly believe it will help us s to grow the Company and enhance our balance sheet accumulating bitcoin funds in the coming years. We hope those consistent additional inflows will allow us to develop more products and expand our product line.

Item 3.02  Unregistered Sales of Equity Securities

As part of the License Agreement, beginning six months from the effective date of the agreement Kenny B, LLC has the right to purchase 27,000,000 shares of common stock at a price of $0.00025 per share. Kenny B, LLC shall have the right to purchase the shares for during the term of the License Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 8, 2022, the company’s Board of Directors and majority shareholders voted to change the company’s name to Nate’s Food Co. This was done because of the execution of the license agreement referred to in Item 1.01. The primary focus of the company’s business is the expansion of its food division while also increasing its bitcoin mining operation. The Company will be filing a 14C reflecting this change of name. The Company has withdrawn its FINRA corporate action to change the name from Nate’s Food Co. to NHMD Holdings, Inc.

Item 7.01 Regulation FD Disclosure

The Company will provide updates at its new twitter handle: https://twitter.com/natesfoodco

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Item 9.01 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit 9.1:	License Agreement for Sh’Mallow
Exhibit 9.2:	Amended Articles of Incorporation
Exhibit 9.3:	Convertible Note Payable (filed as Exhibit 10.1 to the S-1 filed on May 16, 2022 and incorporate herein by reference).

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2022	Nate’s Food Co.

	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO

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